Exhibit 10.51

EXCHANGE OF SCIENTIFIC MATERIALS AND DATA
AGREEMENT
(Materials Are Not for Use in Human Subjects)

Whereas, Baylor College of Medicine (“BCM”) located at One Baylor Plaza, Houston, Texas 77030 and Medgenics, Inc. (“Medgenics”), located at Teradion Business Park, P.O. Box 14, Misgav 20179, Israel, enter into this Agreement for the conduct of the research project entitled “Helper Dependent Adenoviral Vectors (HDAd) for use in Biopump” (“ResearchProject”). BCM and Medgenics shall together be referred to as the “Parties” throughoutthis Agreement. The Parties agree as follows:

The capitalized terms as used herein are defined as follows:
“Research Materials” means all materials used in the carrying out of the Research Project including those provided by Medgenics, i.e., the plasmid constructs, expression cassettes including the Factor VIIII gene, and shall not include biopumps or other Medgenics technology not provided to BCM by Medgenics in connection with the Research Project. Likewise, Research Materials shall comprise those used by BCM including the BCM HDAd vector (“BCM Materials”). Research Materials shall also mean “Combined Materials” which are HDAd Factor VIII, and any sample fluids derived therefrom by BCM during preparation of the Combined Materials and transferred to Medgenics.

“Invention” means any invention or discovery patentable or not arising out of the Research Project. Notwithstanding, the Combined Materials are not an Invention.

The Parties shall exercise reasonable efforts to carry out the activities described in the work scope provided for in Exhibit 1, which is hereby incorporated into this Agreement by reference. The Principal Investigator for BCM shall be Philip Ng, PhD (“BCM Principal Investigator”). The Principal Investigator for Medgenics shall be Baruch Stern, PhD (“Medgenics Principal Investigator”).

BCM shall provide specifications for the preparation of research grade plasmids containing the expression constructs for Factor VIII to Medgenics. Medgenics shall prepare (or have prepared) the plasmids according to the specifications and transfer the plasmids to BCM. BCM shall insert Factor VIII expression constructs from the plasmids into appropriate BCM HDAd vectors and verify the identity and titer of the HDAd–Factor VIII (the “Combined Materials”). BCM shall transfer the Combined Material and verification information to Medgenics as provided for in the work scope.

All Research Materials, including the Combined Material, and unmodified derivatives thereof will be used only for internal research purposes involved in the Research Project. Any and all other studies or uses by the Party that does not own such Research Material are expressly prohibited, including isolating contaminating helper virus or any other materials from the Combined Material and the making of any Derivatives, other than as reasonably necessary to perform the work described in Exhibit 1. “Derivatives” is defined as any material derived from the Research Materials, including any progeny, any mutant or other variant thereof (including any genetically engineered variant), any portion of any such biological, sample, progeny, mutant or variant (such as an expression product, protein or nucleic acid). It further means any material derived therefrom (including by chemical modification or physical alteration or combination), any copy of such nucleic acid or composition, any cell containing such material, derivative or copy, and any portion of any such cell, as well as any material derived from any of these. The Research Materials and the Combined Materials are only to be used in animals and are not to be used, implanted in humans or used to treat humans. For sake of clarity, Medgenics’s use of the Research Materials it is providing, or its biopump or other technology, is not limited by this Agreement.

The Research Materials will only be used under suitable containment conditions. The Parties agree to comply with all local, state, and federal laws, rules, and regulations applicable to the Research Project and the handling of the Research Material, including, but not limited to, laws governing the use of hazardous or radioactive materials, protecting the environment, and the care of laboratory animals.

Medgenics shall obtain an executed informed consent form for each patient from whom tissue is obtained for use in the Research Project in a form that complies with all applicable local and national governmental laws, rules and regulations, and guidelines.

Medgenics shall obtain written approval of the protocol establishing the procedure for obtaining the tissue samples for use in the Research Project from a properly constituted Institutional Review Board / Ethics Committee prior to the commencement of the Research Project.

Medgenics shall perform the Research Project, and all related work, in conformance with generally accepted standards of good clinical practice, the related protocol and all applicable local and national governmental laws, regulations, and guidelines governing the performance of clinical investigations.

The Parties agree to treat in confidence for a period of three (3) years from the date of its disclosure by the other party any and all information about the Research Project and the Research Materials, except for information that was previously known to the Parties, or is publicly available, or is disclosed after the date of this Agreement to either party by a third party without breach of an obligation of confidentiality, or is required to be disclosed due a government or court request.

Both Parties may publish/present the results of the Research Project, provided that such publication/presentation does not violate the obligations of confidentiality set forth herein, and the Parties agree to acknowledge the other Party as the source of Research Material and attribute the contributions of each Party as is scientifically appropriate. Further, Medgenics is to include the following citations in any abstracts, publications or presentations: Palmer and Ng, 2003 Mol Ther 8:846; Palmer and Ng, 2004 Mol Ther 10:792. Medgenics shall also include the following in the acknowledgement section of all public disclosures regarding the Research Project: “HDAd produced and provided by Dr. Philip Ng of Baylor College of Medicine.” Further, BCM is to include in any resulting publications that the Dermal Biopump is the property of Medgenics.

The Research Materials are proprietary to the providing Party. The Parties agree to retain control over the Research Materials and not to transfer it to third parties. Third party requests shall be directed to the appropriate providing Party.

This Agreement is not to be construed as an assignment or license of either of the Parties’ interest in the Research Materials or other proprietary rights. BCM retains the unrestricted right to distribute the BCM HDAd to other commercial or noncommercial entities. This Agreement in no way alters any rights the U.S. Government may have in the Research Materials. The Parties agree to promptly disclose to the other parties all Inventions made through the use of the Research Materials and each grants to the other a non-exclusive license to use the same for non-commercial research, educational and patient care purposes.

The Parties agree that all profit-making or commercial use of any Invention, product, or process derived from the Research Materials shall be subject to that certain Non-Exclusive License Agreement dated January 25, 2007 by and between the Parties.

All Research Materials are provided as a service to the Research Community. THEY ARE BEING SUPPLIED BY THE PARTIES WITH NO WARRANTIES, EXPRESSEDOR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS.
The Parties make no representations that the use of the Research Materials will not infringe any patent or proprietary rights of third parties. The Parties accept the Research Material with the knowledge and understanding that the hazardous and toxicological properties of the Research Materials have not been completely investigated and are unknown and that the Research Material should be handled as if it is hazardous until its properties are fully investigated.

In return for the performance of BCM’s activities hereunder, Medgenics will pay to Baylor College of Medicine ten thousand dollars ($10,000 US) for each Combined Material, and an additional fifty three point five percent (53.5%) in indirect costs, for a total amount of fifteen thousand three hundred and fifty dollars ($15,350 US) for each Combined Material as described in Exhibit 1, as full compensation for same under this Agreement. For each such Combined Material as specified in Exhibit 1, fifty percent (50%) of the respective amount shall be paid within 10 days from execution of this agreement; and fifty percent (50%) shall be paid within 10 days from delivery of each Combined Materials. Checks should be made payable to “Baylor College of Medicine BCM tax ID number: ###-##-####” and directed to the shipping address provided in this document for Dr. Philip Ng.

Medgenics is responsible for any and all costs associated with any shipping and handling of the Research Materials and shall provide courier information directly to the BCM Principal Investigator prior to any shipping. Medgenics agrees to provide, in completed format, all related export or customs forms regarding shipping or such information as required to complete them if by law or custom BCM is required to complete them.

To the extent allowed by law, each party will indemnify and hold the other party, and its trustees, officers, agents, employees, students, persons holding academic appointments with the other party, and the Parties’ affiliated hospitals and institutions (the “Indemnified Parties”) harmless from and against any and all claims or lawsuits for personal injury (including death), property damage, and any other losses of any nature, together with related expenses (including reasonable attorneys’ fees) made against the Indemnified Parties resulting directly or indirectly from the use or possession of the Research Materials by the other party as required by this Research Project or any subsequent research, clinical use, or application of the results of the Research Project, except for gross negligence or willful misconduct.

In no event shall either party or such Parties’ trustees, officers, agents and employees be liable for any use by the other party of any Invention, results of the Research Project, or for any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense), that may arise from or in connection with this Agreement or the use, handling, storage, or disposition of an Invention or the Research Materials by the other party, or others who possess the Research Materials through a chain of possession leading back, directly or indirectly, to the other party (collectively, “Claims”). The Parties agree to indemnify, defend and hold harmless the other Party and its respective trustees, officers, agents, and employees from any and all Claims. The Parties shall have no obligation to indemnify, defend or hold harmless a party identified in the foregoing sentence if it is determined with finality by a court of competent jurisdiction that the relevant Claim resulted solely from such party’s own negligence or willful misconduct. This paragraph shall survive termination of the Agreement.

The term of this Agreement shall commence on the last day of the signing of this Agreement and shall continue for a period of 18 months.

Approved: Agreed to this 25 day of January, 2010.

BAYLOR COLLEGE OF MEDICINE	MEDGENICS

AUTHORIZED SIGNATORY:	AUTHORIZED SIGNATORY:

/s/ Helen Shepherd	/s/ Stephen Bellomo
Helen Shepherd	Signature of Recipient Official
Executive Director, Office of Research
Stephen Bellomo
Typed Name

COO
Title

1/25/10	January 26, 2010
Date	Date

/s/ Philip Ng	/s/ Baruch Stern
BCM Laboratory Director	Medgenics Principal Investigator
Philip Ng, Ph.D.	Baruch Stern, Ph.D.

BCM Shipping Address	Medgenics Shipping Address

Philip Ng, Ph.D.	Baruch Stern, Ph.D.
Assistant Professor	Medgenics, Inc.
Department of Molecular and Human Genetics	Misgav Business Park
Baylor College of Medicine	P.O. Box 14
One Baylor Plaza, T619	Misgav 20179
Houston, TX 77030	Israel

EXHIBIT 1
BCM Activities
For each of the Factor VIII constructs provided by Medgenics:
1.  Dr. Ng’s group will produce an HDAd bearing the Factor VIII expression cassette and provide approximately 3x1012 viral particles in approximately 3 months. If it becomes possible to provide them significantly sooner than 3 months BCM will endeavor to do so.
2.  Dr. Ng’s group will verify the identity of the HDAd bearing the Factor VIII expression cassette by ethidum bromide staining following restriction enzyme digestion and agarose gel electrophoresis.
3.  Dr. Ng’s group will determine physical titer (viral particles per milliliter) of the HDAd bearing the Factor VIII expression cassette by absorbance at 260 nm.

Methodolgy employed by Dr. Ng’s group will follow that of “Palmer and Ng, 2003 Mol Ther 8:846” which typically yields a helper virus contamination of 0.02%. Medgenics agrees that it will be responsible for any such testing beyond that undertaken in 3. above to confirm such levels.

Medgenics Activities
1.  Medgenics will provide 3 constructs containing Factor VIII gene as listed below:

1.      HDAd-CAG-wtFVIII
2.      HDAd-CAG-optFVIII
3.      HDAd-CAG-MAR-optFVIII

2.  Medgenics will use HDAd with the Factor VIII constructs, to transduce human dermal micro organs to test for sustained high level Factor VIII secretion from Biopumps both in vitro and in mice models.